Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 3 to the Registration Statement (Form S-1 No. 333-109129) on Form S-3 and related Prospectus of Marshall Edwards, Inc. for the registration of 2,392,000,000 shares of its common stock and to the incorporation by reference therein of our report dated 13 August, 2004, with respect to the consolidated financial statements of Marshall Edwards, Inc., included in its Annual Report (Form 10-K) for the year ended June 30, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Sydney, Australia
June 27, 2005